EXHIBIT 1

ROYAL BANK OF CANADA
ANNUAL
INFORMATION
FORM

November 30, 2005

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
     From time to time, we make written or oral forward-looking statements within the meaning of certain securities laws, including the “safe harbour” provisions of the Securities Act (Ontario) and the United States Private Securities Litigation Reform Act of 1995. We may make such statements in this annual information form, in other filings with Canadian regulators or the United States Securities and Exchange Commission, in reports to shareholders or in other communications. These forward-looking statements include, among others, statements with respect to our objectives for 2006, our medium-term goal, and strategies to achieve those objectives and goals, as well as statements with respect to our beliefs, plans, objectives, expectations, anticipations, estimates and intentions. The words “may,” “could,” “should,” “would,” “suspect,” outlook,” “believe,” “plan,” “anticipate,” “estimate,” “expect,” “intend,” “forecast,” “objective,” and words and expressions of similar import are intended to identify forward-looking statements.
     By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, which give rise to the possibility that predictions, forecasts, projections and other forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause our actual results to differ materially from the beliefs, plans, objectives, expectations, anticipations, estimates and intentions expressed in such forward-looking statements. These factors include, but are not limited to, management of credit, market, liquidity and funding, and operational risks; the strength of the Canadian and United States economies and the economies of other countries in which we conduct business; the impact of the movement of the Canadian dollar relative to other currencies, particularly the U.S. dollar and the British pound; the effects of changes in monetary policy, including changes in interest rate policies of the Bank of Canada and the Board of Governors of the Federal Reserve System in the United States; the effects of competition in the markets in which we operate; the impact of changes in the laws and regulations regulating financial services and enforcement thereof (including banking, insurance and securities); judicial or regulatory judgments and legal proceedings; our ability to obtain accurate sand complete information from or on behalf of our customers and counterparties; our ability to successfully realign our organization, resources and processes; our ability to complete strategic acquisitions and joint ventures and to integrate our acquisitions and joint ventures successfully; changes in accounting policies and methods we use to report our financial condition, including uncertainties associated with critical accounting assumptions and estimates; operational and infrastructure risks and other factors that may affect future results including changes in trade policies, timely development and introduction of new products and services, changes in our estimates relating to reserves and allowances, changes in tax laws, technological changes, unexpected changes in consumer spending and saving habits, natural disasters such as hurricanes, the possible impact on our businesses from public health emergencies, and international conflicts and other developments including those relating to the war on terrorism and our success in anticipating and managing the foregoing risks.
     Additional information about these factors can be found under “Risk management” and “Additional risks that may affect future results” in our 2005 management’s discussion and analysis.
We caution that the foregoing list of important factors that may affect future results is not exhaustive. When relying on our forward-looking statements to make decisions with respect to the Royal Bank of Canada, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. We do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by us or on our behalf.

TABLE OF CONTENTS

		Management’s
		Discussion &
	Annual	Analysis
	Information	Incorporated by
	Form	Reference
CORPORATE STRUCTURE
— Name, Address and Incorporation	4
— Intercorporate Relationships	4
GENERAL DEVELOPMENT OF THE BUSINESS
— Three Year History	4	2
— Acquisitions and Dispositions	5
DESCRIPTION OF THE BUSINESS
— General Summary	6	2 & 17
— Seasonality	10	15
— Competition	10
— Government Supervision and Regulation — Canada	11
— Government Supervision and Regulation — United States	12
— Risk Factors	14	38 & 51
DIVIDENDS	15
DESCRIPTION OF CAPITAL STRUCTURE
— General Description	15
— Constraints	16
— Ratings	16	47
MARKET FOR SECURITIES
— Trading Price and Volume	17
— Prior Sales	18
DIRECTORS AND EXECUTIVE OFFICERS
— Directors	19
— Committees of the Board	20
— Executive Officers	21
— Ownership of Securities	21
— Cease Trade Orders, Bankruptcies, Penalties or Sanctions	21
— Conflicts of Interest	22
LEGAL PROCEEDINGS (Note 25 to our Consolidated Financial Statements)	22	92
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	22
TRANSFER AGENT AND REGISTRAR	22
EXPERTS	23
AUDIT COMMITTEE
— Audit Committee Mandate	23
— Composition of the Audit Committee	23
— Relevant Education and Experience of Audit Committee Members	23
— Pre-Approval Policies and Procedures	24
— Auditor’s Fees	24
ADDITIONAL INFORMATION	25
TRADEMARKS	25
APPENDIX A — PRINCIPAL SUBSIDIARIES	26
APPENDIX B — EXPLANATION OF RATING & OUTLOOK	27
APPENDIX C — AUDIT COMMITTEE MANDATE	29
APPENDIX D — PRE-APPROVAL POLICIES AND PROCEDURES	34
INFORMATION IS AT OCTOBER 31, 2005, UNLESS OTHERWISE NOTED.

CORPORATE STRUCTURE
NAME, ADDRESS AND INCORPORATION
Royal Bank of Canada is a Schedule I bank under the Bank Act (Canada), which constitutes our charter. We were created as Merchants Bank in 1864 and were incorporated under the “Act to Incorporate the Merchants’ Bank of Halifax” assented to June 22, 1869. We changed our name to The Royal Bank of Canada in 1901 and to Royal Bank of Canada in 1990.
     Our corporate headquarters are located at Royal Bank Plaza, 200 Bay Street, Toronto, Ontario, Canada. Our head office is located at 1 Place Ville-Marie, Montreal, Quebec, Canada.
INTERCORPORATE RELATIONSHIPS
Information about our intercorporate relationships with our principal subsidiaries, including place of incorporation and percentage of securities owned by us, is provided in Appendix A.

GENERAL DEVELOPMENT OF THE BUSINESS

THREE YEAR HISTORY
In 2003, we introduced our new vision “always earning the right to be our clients’ first choice” which reinforces our commitment to client satisfaction, retention, and growing our share of clients’ business. In order to achieve the strategic priority of superior client experience, we continued to focus on providing a better client experience across all our business segments. As well, we continued to expand our business through strategic acquisitions, which continued into 2004 with acquisitions in our U.S. banking and investment businesses. In 2004, we also acquired the Canadian operations of a large U.S. insurance company. Additional information about our acquisitions and dispositions can be found in the Acquisitions and Dispositions chart on page 5.
     In 2004, we began an intensive process to examine our operations and structures to better realize our client vision. We found significant opportunities to increase our focus towards client service and revenue growth and to streamline our organization. As a result, we launched our Client First Initiative, which comprises activities to find new ways to generate stronger revenue growth and streamline our organization for faster decision-making, quicker implementation and better productivity. As part of this initiative, we realigned our organizational structure, resources and processes, effective the beginning of 2005 to meet the financial needs of our clients more effectively across all of our businesses. As part of the realignment, our five previous business segments were realigned into three business segments, RBC Canadian Personal and Business, RBC U.S. and International Personal and Business, and RBC Capital Markets, structured around client needs and geographic location. All other enterprise level activities that were not allocated to these three business segments were allocated to our fourth segment, Corporate Support. We also consolidated our technology and operation services and global functions at the enterprise level. This allowed us to provide more focused, efficient and responsive support to each of our businesses.
     In the second quarter of 2005, we determined that RBC Mortgage Company (“RBC Mortgage”) was no longer a core business that would positively contribute to our U.S. operations and was identified as discontinued operations. In the third quarter, we announced the sale of certain assets of RBC Mortgage to Home123 Corporation which was completed in the fourth quarter.
     During the third quarter of 2005, we announced an agreement to form a joint venture with Dexia Banque Internationale à Luxembourg (Dexia). The resulting company, RBC Dexia Investor Services, will combine the institutional investor services businesses of both companies and will rank as one of the world’s top 10 global custodians, offering a complete range of investor services to institutions around the world. We expect this transaction to close in early fiscal 2006.
     We continue to implement our Client First Initiative and expect our more complex technology initiatives will yield results in 2006 and 2007. We will also continue with our organizational focus to enhance client satisfaction and loyalty, while generating strong revenue and earnings growth, continuously improving productivity, and seeking to deliver top quartile financial performance.
ACQUISITIONS AND DISPOSITIONS
     Our acquisitions and dispositions that have influenced the general development of our business over the past three years are summarized in the following table:

BUSINESS	ACQUISITION/DISPOSITION	KEY CHARACTERISTICS

RBC Canadian Personal and Business	Liberty Insurance Services Corporation (2005)	• Sold to IBM Corporation • Long-term agreement with IBM to perform key business processes for our U.S. insurance operations.

	Canadian operations of Provident Life and Accident Insurance Company, a subsidiary of UnumProvident Corporation (2004)	• This acquisition made us the number one provider of individual living benefits products in Canada and provided a considerable position in group long term disability insurance and also expanded our distribution network from 7,000 to 17,000 independent brokers.

	Business Men’s Assurance Company of America — U.S. direct life insurance (2003)	• This acquisition added variable insurance products and fixed annuities to our product portfolio.

RBC U.S. and International Personal and Business	Certain assets of RBC Mortgage Company (2005)	• We completed the sale of certain assets to Home123 Corporation and remaining business being wound down.
• In 2003 RBC Mortgage acquired Sterling Capital Mortgage Company and Bank One Corporation’s wholesale first mortgage and broker home-equity origination capabilities (which assets were sold as part of the RBC Mortgage disposition).

	Provident Financial Group Inc. — Florida Branch Network (2004)	• Acquisition of Florida operations for continued expansion into high-growth Florida market.

	Jones & Babson Inc. (Business Men’s Assurance Company of America’s Mutual Fund company) (2003)	• Acquisition of the mutual fund company, which added wealth management product capability.

	Admiralty Bancorp, Inc. (2003)	• Acquisition by RBC Centura Bank providing expansion in Southeast U.S., including Florida.

RBC Capital Markets	William R. Hough & Co. (2004)	• Acquisition by RBC Dain Rauscher * of a privately held full-service investment firm that specialized in fixed income sales, trading and underwriting primarily in the southeast U.S., creating a platform to expand our municipal bond underwriting services in the southeast U.S.

	First Institutional Securities, LLC (2003)	• RBC Dain Rauscher* acquired certain assets that expanded its fixed income and private client presence in the important New York-New Jersey metro market.

*	The fixed income business of RBC Dain Rauscher is now reported in RBC Capital Markets as part of Global Markets
     Additional information, about our three year history can also be found under “Executive summary” beginning on page 2 of our management’s discussion and analysis, which pages are incorporated by reference herein.

DESCRIPTION OF THE BUSINESS
GENERAL SUMMARY
We are the largest bank in Canada as measured by assets and one of North America’s leading diversified financial service companies. We provide personal and commercial banking, wealth management, insurance, corporate and investment banking and transaction processing services on a global basis. We employ approximately 60,000 people who serve more than 14 million clients throughout North America and some 30 countries around the world. The initials RBC are used as a prefix for our business and operating subsidiaries, all of which operate under the master brand name of RBC Financial Group.
     Additional information about our business and each segment (including segment revenues) can be found under “Executive summary” beginning on page 2 and under “Business segment results from continuing operations” beginning on page 17 of our management’s discussion and analysis, which pages are incorporated by reference herein.
RBC Canadian Personal and Business
The RBC Canadian Personal and Business segment consists of our banking and wealth management businesses in Canada and our global insurance businesses. This segment is supported by approximately 27,000 full time equivalent (“FTE”) employees and approximately 13,000 of our Global Technology and Operations and Global Functions FTE employees support this segment. They provide financial products and services to over 13 million individual and business clients through our extensive branch, automated banking machines, online and telephone banking networks, as well as through a large number of proprietary sales forces and investment advisors in addition to a wide-ranging third-party network of independent insurance distributors. This segment is comprised of Personal Banking, Business and Commercial Banking, Cards and Payment Solutions, Wealth Management and Global Insurance.
Personal Banking
Personal Banking focuses on meeting the needs of individual clients at every stage of their lives through a wide range of products including home equity and automotive financing, personal loans and lines of credit and core deposit accounts. Personal Banking offers a wide variety of customized financial solutions with specific packages tailored to seniors, students, and youths as well as U.S. banking for Canadian residents.
Business and Commercial Banking
Business and Commercial Banking offers a wide range of lending, leasing deposit and transaction products and services to small and medium-sized business and commercial, farming and agriculture clients. Trade-related products, services and counsel are also provided to Canadian and international clients to assist them in the conduct of their import and export operations domestically and around the globe.
Cards and Payment Solutions
Cards and Payment Solutions provides a wide array of convenient and customized credit cards and related payment products and solutions.
Wealth Management
Wealth Management provides investment and trust products and services through our branch network of licensed mutual fund salespeople, as well as through full-service and self-directed brokerage, asset management, trust services, investment counselling, and private banking.

•	RBC Dominion Securities is the largest full service brokerage firm in Canada, based on assets under administration, and has over 1,300 investment advisors and $126 billion of assets under administration. RBC Action Direct is the second-largest Canadian self-directed brokerage service as measured by assets under administration. Private Counsel, Private Banking, and Trust Services offer a relationship management approach to high net worth clients in need of sophisticated solutions across Canada.

•	RBC Asset Management’s mutual funds and other pooled products encompass a broad range of investment solutions including money market, fixed income, balanced and Canadian, U.S. and global equity funds, as well as alternative investments and manages more than $59 billion of assets. Global Asset Management also provides proprietary and externally managed investment management products and advisory services to private and institutional clients in Canada and worldwide.
Global Insurance
Global Insurance offers a wide range of life, creditor, health, travel, home and auto insurance products and services to individuals and business clients in Canada and the U.S. as well as reinsurance for clients around the world. These products and services are offered through a wide variety of distribution channels, including the telephone, independent brokers, travel agents, a proprietary sales force and the Internet.
•	Our life business provides a breadth of individual and group life and health insurance solutions to individual and business clients. In Canada, life and health insurance products are distributed through more than 17,000 independent brokers as well as through direct sales and a network of approximately 370 career sales representatives. In the U.S., our products are distributed through a sales force of approximately 290 full time sales agents and through regional and independent broker-dealers, national marketing organizations, banking and investment channels, the Internet, and other direct marketing channels.

•	Our non-life business includes home, auto and travel insurance for individual and business clients and property reinsurance (which includes catastrophe insurance) for business in Canada and select international markets. These products are provided through a network of travel agencies, as well as over the Internet and, in Canada, through bank channels and brokers.

•	We are also involved in a number of key insurance and related activities that generate fee and other income, including travel assistance services, credit and trade reinsurance and the administration of bank creditor insurance programs.
RBC U.S. and International Personal and Business
The RBC U.S. and International Personal and Business segment consists of banking and retail brokerage businesses in the U.S., banking in the Caribbean, and private banking internationally. This segment has approximately 10,500 FTE employees and is comprised of Wealth Management, which includes Global Private Banking and certain activities of RBC Dain Rauscher (the fixed income business is reported in RBC Capital Markets as part of Global Markets), and Banking, which includes our U.S. and Caribbean banking operations.
Wealth Management
Wealth Management offers investment, advisory and asset management services to individuals, and clearing and execution services to small and mid-sized independent broker-dealers and institutions in the U.S. through RBC Dain Rauscher and its 1,650 financial consultants. Internationally, Global Private Banking provides high net worth individuals and corporate clients with private banking and credit, trust services, discretionary investment management, full-service brokerage and global custody and fund administration. Our network includes 27 Global Private Banking offices around the world.

Banking
Banking comprises our U.S. and Caribbean banking operations. These businesses offer a broad range of banking products and services to personal and business clients in their respective markets.
•	In the United States, we operate through RBC Centura Bank (“RBC Centura”), and RBC Builder Finance. RBC Centura is a North Carolina-based bank focused on personal, business and commercial markets in the Southeast U.S. Houston-based RBC Builder Finance provides financing to homebuilders and developers throughout the U.S.

•	In the Caribbean, we operate through RBC Royal Bank of Canada in the Bahamas, Barbados, the Cayman Islands, and the Eastern Caribbean countries of Antigua, Dominica, Montserrat, St. Kitts, and St. Lucia serving clients through a network of branches, business centres and automated banking machines, as well as through residential mortgage focused Finance Corporation of Bahamas Limited in the Bahamas.
RBC Capital Markets
RBC Capital Markets provides a wide range of corporate and investment banking, sales and trading, research and related products and services to corporations, governments and institutional clients in North America and specialized products and services globally. This segment employs approximately 4,600 FTE employees and is comprised of Global Markets, Global Investment Banking and Equity Markets, Institutional & Investor Services, and Other.
Global Markets
Global Markets is the centre for origination, trading and distribution of predominately investment grade fixed income, foreign exchange and derivatives products. It also houses our proprietary trading operations, alternative asset and private equity businesses.
•	The global debt business includes the origination, syndication, securitization, trading and distribution of debt products such as loans, bonds and derivatives at both the investment grade and sub-investment grade levels.

•	The money market and foreign exchange businesses deliver foreign exchange, commodities, derivatives and interest rate products, as well as prime brokerage, currency risk management and advisory services through a global sales and trading network and an internet trading platform.

•	The alternative asset business provides non-traditional investment opportunities to high net worth individuals, corporations and institutional clients.
Global Investment Banking and Equity Markets (GIBEM)
GIBEM brings together investment banking and equity sales and trading to provide complete advisory and equity-related services to clients from origination, structuring and advising to distribution, sales and trading.
•	Global investment banking offers a full range of credit and corporate finance products, including debt and equity underwriting, mergers and acquisitions advice, and execution and financial sponsor/ private equity investor coverage. We continue to be a full-service provider to all industries in Canada, while in the U.S., we focus on select industries.

•	The equity business provides expertise in the research and trading of North American and select international securities and includes leading edge electronic trading systems.

Institutional & Investor Services (I&IS)
I&IS provides custody and investment administration services to corporate and institutional investors worldwide. As discussed earlier under “Three Year History”, our I&IS business is being combined with Dexia in a joint venture expected to close in early fiscal 2006.
Other
The Other line of business consists of National Clients group, Research, and, aggregated under Global Credit, which includes, the non-strategic lending portfolio and centralized management associated with the segment’s core lending portfolios.
•	National Clients serves the needs of Canadian mid-market companies by providing more direct access to products and services typically available to the larger corporate client.

•	Research offers economic and securities research products and services to institutional clients in Canada and around the world.

•	Global Credit provides for the centralized management of all credit exposure associated with RBC Capital Markets loan portfolio and offers a comprehensive range of services to over 1,500 banks globally and to broker-dealers within Canada, including cash management, payments and clearing.
Corporate Support
The Corporate Support segment activities include our global technology and operations group corporate treasury and capital management, finance, risk management and other global functions.
Our 18,000 FTE employees in Global Technology and Operations (GTO) and Global Functions together form our Corporate Support team, which uses best practices to help meet the needs of our clients and help us develop innovative ways to generate revenue, realize cost savings and facilitate efficient processes and resource allocation. Corporate Support provides professional advice and timely support to our businesses, and maintains a sound governance framework that is critical to our success.
Global Technology and Operations
In partnership with our businesses, GTO provides the operational and technological foundation required for delivery of the client experience. We also deliver client sales and service directly through our contact centre network. GTO comprises Personal & Business GTO Centres, Wholesale GTO Centres, Enterprise Operations, Information Technology (IT) Applications, IT Infrastructure and Innovation and Process Design.
Global Functions
The Global Functions team consists of specialized professionals driving enterprise strategy that is aligned with strong performance management capabilities. We effectively manage our people, asset/liability profile and spread income, capital ratios and tax position while maintaining our risk profile and relationships with investors, credit rating agencies, regulators and other stakeholders in the increasingly challenging environment facing global financial services organizations. Our team consists of Corporate Treasury and Capital Management, Finance, Group Risk Management, Strategy and Corporate Development, Human Resources, Internal Audit, General Counsel, Brand Management, Sponsorship and Corporate Communications.

SEASONALITY
The summer months (particularly July and August) are characterized by lower levels of capital markets activity, which affect the results of our brokerage and investment management businesses in the third and fourth quarters. Also, during the summer months, our non-interest expense is higher partially due to a seasonal increase in part-time staff. In addition, as the second quarter has three fewer days than the other quarters, our net interest income in particular is negatively impacted by this factor.
Additional information about seasonality is provided under “Quarterly financial information” beginning on page 15 of our management’s discussion and analysis, which page is incorporated by reference herein.
COMPETITION
As we enter and expand into new lines of business, our competition has grown to include other banks, credit unions, investment dealers, self-directed brokers, mutual fund companies, money managers, custody service providers, insurance companies, virtual banks, and specialty financial service providers. Key competitive factors include the range and features of financial products, pricing, distribution, and service quality.
RBC Canadian Personal and Business
The competitive landscape of the Canadian financial services industry consists of the ‘Big Six’ Schedule I banks (including us), 13 smaller domestic banks, about 25 independent trust companies, 50 foreign banks (as subsidiaries or foreign branches) almost 1,300 credit unions and caisses populaires, approximately 100 life insurance companies, around 170 property and casualty insurers, about 100 independent investment dealers and over 60 independent retail mutual fund management companies. Competition has intensified over the years as foreign providers of credit cards, mutual funds, small business loans, consumer finance and retail and investment banking services continue to enter Canada.
     In this competitive environment, we have the number one or number two market shares in most businesses. In wealth management, we have the leading full service brokerage operation and the second largest Canadian self-directed broker. RBC Asset Management is one of Canada’s largest money managers. Our Canadian insurance business is one of the top ten life insurance writers in Canada as measured by new individual policies issued, and is also Canada’s largest travel insurer based on premiums.
RBC U.S. and International Personal and Business
The U.S. financial services industry is fragmented but also extremely competitive. In the Southeast alone there are approximately 1,800 banks and 17,000 investment companies. These comprise global and regional players as well as monoline service providers. In retail banking, RBC Centura is ranked sixth by bank deposits in North Carolina, and among the top 15 in bank deposits within its state banking footprint (North Carolina, South Carolina, Virginia, Georgia and Florida). RBC Dain is the 8th largest full-service brokerage business, based on number of financial consultants, with a presence in 40 states.
     Internationally, our Caribbean banking business is ranked second or third in most markets where it operates, which are small and relatively concentrated. Our global private banking business operates in a highly fragmented industry consisting of a few major banks and many small specialist operations.
RBC Capital Markets
The competitive environment in capital markets is equally intense. All the Canadian Schedule I banks, many of the US and European “bulge bracket” investment banks and a growing number of smaller “boutique” firms operate in Canada. Capital markets are by their nature more international, and we operate in a number of locations outside Canada, most notably New York and London. We are the largest underwriter of both debt and equity products in Canada, and the global leader in Canadian dollar foreign exchange. Globally, we are ranked 11th in global debt underwriting, and 15th in the world in foreign exchange. In the U.S., we target the mid-market, which is more fragmented and less competitive than the top-tier of U.S. corporate clients. Our transaction processing segment has the largest Canadian custody operations in Canada, as measured by assets under administration.
GOVERNMENT SUPERVISION AND REGULATION — CANADA
Banking
As a Canadian Schedule I Bank, we, along with our Canadian trust and loan subsidiaries and insurance subsidiaries are federally regulated financial institutions governed by respectively, the Bank Act (Canada) (“Bank Act”), the Trust and Loan Companies Act (Canada) and the Insurance Companies Act (Canada). The activities of our trust and loan subsidiaries and insurance subsidiaries are also regulated under provincial and territorial laws in respect of their activities in the provinces and territories.
     The Office of the Superintendent of Financial Institutions (“OSFI”) is responsible to the Minister of Finance (the “Minister”), for our supervision, and the supervision of our Canadian trust and loan as well as insurance subsidiaries. OSFI is required, at least once a year, to examine the affairs and business of each institution for the purpose of determining whether statutory requirements are duly observed and the institution is in sound financial condition, and report to the Minister. We are also required to make periodic reports to OSFI, the Minister and the Bank of Canada.
     We are subject to regulation under the Financial Consumer Agency of Canada Act (the “FCAC Act”). The Financial Consumer Agency of Canada (the “Agency”) enforces consumer-related provisions of the federal statutes which govern financial institutions. The Commissioner of the Agency must report to the Minister on all matters connected with the administration of the FCAC Act and consumer provisions of other federal statutes, including the Bank Act, Trust and Loan Companies Act and Insurance Companies Act.
     We, and our subsidiaries Royal Trust Corporation of Canada, The Royal Trust Company and Royal Bank Mortgage Corporation are member institutions of the Canada Deposit Insurance Corporation (the “CDIC”). The CDIC insures certain deposits held at the member institutions.
     Under the Bank Act we are prohibited from engaging in or carrying on any business other than the business of banking. We can provide any financial service, act as a financial agent, provide investment counselling services and portfolio management services and issue and operate payment, credit or charge card plans.
     We have broad powers to invest in securities, but are limited in making “substantial investments” or in controlling certain types of entities. A “substantial investment” will arise through direct or indirect beneficial ownership of voting shares carrying more than 10% of the voting rights attached to all outstanding voting shares of a company, shares representing more than 25% of the shareholders’ equity in a company, or interests representing more than 25% of the ownership interests in any other entity.
     We can however, make controlling, and in certain circumstances, non-controlling substantial investments in Canadian banks, trust or loan companies, insurance companies, cooperative credit societies, entities primarily engaged in dealing in securities, in foreign regulated entities which are primarily engaged outside Canada in a business that if carried on in Canada would be the business of banking, the business of a cooperative credit society, the business of insurance, the business of providing fiduciary services or the business of dealing in securities; and in factoring; finance; financial leasing; specialized financing and financial holding entities. Certain substantial investments may be made only with the prior approval of the Minister or OSFI.

     We are also required to maintain, in relation to our operations, adequate capital and adequate and appropriate forms of liquidity and OSFI may direct us to increase our capital or to provide additional liquidity.
     The Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) implements measures to assist in detecting, deterring, and facilitating the investigation of money laundering and terrorist financing offences. This Act and its associated regulations impose reporting, record keeping and “know your customer” obligations on certain financial entities, including banks, trust companies, securities dealers and insurance companies.
Broker-Dealer/Investment Subsidiaries
The activities of our subsidiaries, such as RBC Dominion Securities Inc., RBC Action Direct Inc., Royal Mutual Funds Inc. and RBC Asset Management Inc. who act as securities brokers, dealers (including investment dealers and mutual fund dealers) and advisors (including investment counsel and portfolio managers) are regulated in Canada under provincial and territorial securities laws (which are administered and enforced by commissions) and, in some cases, by the rules of the applicable self regulatory organization (the Investment Dealers Association of Canada and Regulation Services Inc. for investment dealers and the Mutual Fund Dealers Association of Canada for mutual fund dealers).
Insurance
The activities of our insurance subsidiaries are federally governed by the Bank Act and the Insurance Companies Act. They are also subject to provincial regulation in each province and territory in which they carry on business. We may administer, promote and provide advice in relation to certain authorized types of insurance as defined by regulation. We are also permitted to conduct any aspect of the business of insurance, other than the underwriting of insurance, outside Canada and in respect of risks outside Canada. However, we may not act as agent for any person in the placing of insurance and may not undertake the business of insurance except as permitted by the Bank Act and its regulations.
     RBC Life Insurance Company is a member of the Canadian Life and Health Insurance Compensation Corporation. RBC Travel Insurance Company and RBC General Insurance Company are members of the Property and Casualty Insurance Compensation Corporation. These corporations protect Canadian life insurance policyholders and property and casualty policyholders, respectively, against loss of benefits due to the financial failure of a member company.
GOVERNMENT SUPERVISION AND REGULATION — UNITED STATES
Banking
Our banking operations in the United States are subject to extensive federal and state supervision, regulation and examination. We maintain branches in New York and Miami, which are licensed and supervised as federal branches by the Office of the Comptroller of the Currency (the “Comptroller”). In general, such a branch may exercise the same rights and privileges, and is subject to the same restrictions, as would apply to a national bank at the same location. These branches may not take domestic retail deposits and the Federal Deposit Insurance Corporation (“FDIC”) does not insure deposits in these branches.
     The Comptroller can examine and supervise our activities as well as annually assess operations at our branches in the U.S. In addition, we are required to maintain certain liquid assets on deposit and pledged to the appropriate regulators in each state in which we maintain a branch. Furthermore, we are subject to supervisory guidance based on the examiners’ assessment of risk management, operational controls, compliance and asset quality and we may also be subject to prudential guidance regarding the amount of U.S. deposited funds that may be repatriated to Canada.

     In addition to our branches and representative offices, we conduct business through RBC Centura Bank (“RBC Centura”), our U.S. banking subsidiary. RBC Centura is a North Carolina state chartered bank supervised by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the state of North Carolina. Deposits at RBC Centura are FDIC-insured. RBC Centura is subject to capital requirements, dividend restrictions, limitations on investments and subsidiaries, limitations on transactions with affiliates (including the bank and its branches), deposit reserve requirements and other requirements administered by the Federal Reserve and the state of North Carolina.
     Under the International Banking Act of 1978 (the “IBA”), all of our U.S. operations are also subject to supervision and regulation by the Federal Reserve. Under the IBA and related regulations of the Federal Reserve, we generally may not open a branch in the U.S. or acquire more than 5% of the voting stock of any U.S. bank or bank holding company, without the prior approval of the Federal Reserve. Prior written notice to the Federal Reserve is required before we may open an agency in the U.S.
     In 2000, the Federal Reserve notified us that we are authorized to act as a “financial holding company” and therefore are eligible to engage in, or acquire companies engaged in, a broader range of financial and related activities that are permitted by the Gramm-Leach-Bliley Act. A financial holding company may own insured depository institutions and engage through its non-bank affiliates in a broader range of financial activities than previously permissible for a bank holding company. These activities include underwriting securities, insurance underwriting, merchant banking and insurance company investments, in addition to any activity that the Federal Reserve determines by rule or order to be financial in nature or incidental to such financial activity.
     To qualify as a financial holding company, a non-U.S. bank with a branch in the U.S. must meet certain capital requirements and must be deemed to be “well managed” for U.S. bank regulatory purposes. In addition, its U.S. depository institution subsidiaries must also meet certain capital requirements and be deemed to be “well managed” and must have at least a “satisfactory” rating under the Community Reinvestment Act of 1977 (the “CRA”).
     For a non-U.S. bank to be deemed to be “well managed” for U.S. bank regulatory purposes, the bank must have received at least a “satisfactory” composite regulatory rating of its U.S. branch operations in its last examination, the bank’s home country supervisor must consent to it expanding its activities in the U.S. to include activities permissible for a financial holding company and the bank’s management must meet standards comparable to those required of a U.S. bank subsidiary of a financial holding company. In addition, each U.S. depository institution subsidiary of the non-U.S. bank must be deemed to be “well managed”, which requires both a “satisfactory” composite regulatory rating and a satisfactory rating on the “management” component in its last examination.
     The USA Patriot Act requires U.S. banks and foreign banks with U.S. operations to maintain appropriate policies, procedures and controls relating to anti-money laundering, compliance, suspicious activities, currency transaction reporting and due diligence on customers to prevent, detect and report individuals and entities involved in money laundering and the financing of terrorism.
     RBC Centura has entered into memorandum of understanding with the Federal Reserve and the Commissioner of Banks of the State of North Carolina dated June 22, 2005 concerning RBC Centura‘s compliance with the Bank Secrecy Act, the USA Patriot Act and other anti-money laundering statutes and the U.S. Department of Treasury’s Office of Foreign Asset Control (“OFAC”) requirements. A memorandum of understanding is characterized by regulatory authorities as an informal action that is neither published nor made publicly available by the agencies and is used when circumstances do not warrant a more severe form of action, such as a formal written agreement or a cease and desist order. These compliance issues and the related memorandum of understanding, as well as other issues related to RBC Centura’s performance, may have an impact on our operations in the United States, with respect to expansion and the powers otherwise exercisable as a financial holding company. Management is committed to resolving any issues raised by the regulators and is working cooperatively with the regulators towards resolving these issues.
Broker-Dealer Subsidiaries
Our U.S.-registered broker-dealer subsidiaries include RBC Capital Markets Corporation (“RBC Corp.”), RBC Capital Markets Arbitrage, S.A. (“RBC Arbitrage”) and RBC Dain Rauscher Inc. The U.S. Securities and Exchange Commission (the “SEC”) and state securities regulators, as well as the National Association of Securities Dealers, Inc. and other self-regulatory organizations regulate these broker-dealer subsidiaries. In addition to the SEC, the U.S. Commodity Futures Trading Commission regulates RBC Corp. and RBC Arbitrage. The New York Stock Exchange also has the authority to regulate RBC Corp. and RBC Dain Rauscher. These SEC-registered broker-dealer subsidiaries are also subject to, among other things, the SEC’s net capital rules. These rules are designed to measure the general financial condition and liquidity of a broker-dealer.
Insurance
Our U.S. insurance subsidiaries, Liberty Life Insurance Company (“Liberty Life”) and Business Men’s Assurance Company of America (“BMA”) are subject to regulation by South Carolina, the domiciliary state of Liberty Life and BMA, and the various states and jurisdictions in which they transact business. The regulation, supervision and administration of each of these companies relate, among other things, to the standards of solvency that each must maintain, the licensing of it and its agents, the lines of insurance in which it may engage, the nature of and limitations on investments, premium rates, reserves and provisions for unearned premiums, losses and other obligations, deposits of securities for the benefit of policyholders, approval of policy forms and the regulation of market conduct including the use of credit information in underwriting as well as other underwriting and claims practices.
     Although we are not regulated as an insurance company, we are the owner, through our subsidiary, RBC Insurance Holdings (USA) Inc., of the capital stock of Liberty Life. It and its subsidiaries and affiliates are therefore subject to the insurance holdings company laws of South Carolina. These laws, as well as certain other laws, establish standards and require disclosure and, in some instances, prior approval of material transactions between an insurance company and an affiliate, and may subject such affiliates to review by the state insurance regulator. In addition, both Liberty Life and BMA are subject to state statutory and regulatory restrictions that limit the amount of dividends or distributions each may declare to its shareholders.
RISK FACTORS
A discussion of risks affecting us and our businesses appears under the headings “Risk management” and “Additional risks that may affect future results” beginning on page 38 and page 51, respectively, of our management’s discussion and analysis for the year ended October 31, 2005, which discussion is incorporated by reference herein.

DIVIDENDS
We have had an uninterrupted history of paying dividends on our common shares and on each of our outstanding series of first preferred shares. The following table sets forth the dividends paid or payable on our common shares and each outstanding series of first preferred shares in each of the last three most recently completed fiscal years.

	Common	First Preferred Shares
Year	Shares	Series N	Series O	Series P1		Series S	Series W
2005	$2.35	$1.175	$1.375	US$	1.255351	$1.525	$0.99175
2004	$2.02	$1.175	$1.375	US$	1.4375	$1.525	—
2003	$1.72	$1.175	$1.375	US$	1.4375	$1.525	—

[1]	On October 7, 2005, we redeemed all of the issued and outstanding US$100 million Non-cumulative First Preferred Series P.
     The declaration amount and payment of future dividends will be subject to the discretion of our board of directors, and will be dependent upon our results of operations, financial condition, cash requirements and future prospectus regulatory restrictions on the payment of dividends and other factors deemed relevant by the board of directors. Our dividend payout ratio (common share dividends as a percentage of net income less preferred share dividends) objective is in the range of 40-50%.

DESCRIPTION OF CAPITAL STRUCTURE

GENERAL DESCRIPTION
Our authorized share capital consists of an unlimited number of common shares without nominal or par value and an unlimited number of first preferred shares and second preferred shares without nominal or par value, issuable in series, which classes may be issued for a maximum consideration of $10 billion and $5 billion, respectively. The following summary of our share capital is qualified in its entirety by our by-laws and the actual terms and conditions of such shares.
Common Shares
The holders of our common shares are entitled to vote at all meetings of our shareholders, except meetings at which only holders of a specified class, other than common shares, or series of shares are entitled to vote. The holders of common shares are entitled to receive dividends as and when declared by the board of directors, subject to the preference of the preferred shares. After payment to the holders of the preferred shares of the amount or amounts to which they may be entitled, and after payment of all outstanding debts, the holders of the common shares will be entitled to receive any remaining property upon liquidation, dissolution or winding-up.
Preferred Shares
First preferred shares may be issued, from time to time, in one or more series with such rights, privileges, restrictions and conditions as the board of directors may determine. Currently, we have outstanding Non-Cumulative Series N, O, S and W first preferred shares. We redeemed all of our issued and outstanding Non-Cumulative Series P on October 7, 2005. Each of the outstanding series of first preferred shares are, subject to the consent of OSFI and the requirements of the Bank Act, redeemable by us or exchangeable by us into common shares. In addition, on or after August 24, 2008, the Non-Cumulative Series N first preferred shares are convertible by the holders into our common shares. The first preferred shares are entitled to preference over the second preferred shares and common shares and over any other shares ranking junior to the first preferred shares with respect to the payment of dividends and in the distribution of property in the event of our liquidation, dissolution or winding-up.

     Second preferred shares may be issued, from time to time, in one or more series with such rights, privileges, restrictions and conditions as the board of directors may determine. There are no second preferred shares currently outstanding. Second preferred shares would rank junior to the first preferred shares. Second preferred shares would be entitled to preference over the common shares and over any other shares ranking junior to the second preferred shares with respect to the payment of dividends and in the distribution of property in the event of our liquidation, dissolution or winding-up.
     Holders of our first and second preferred shares are not entitled to any voting rights as a class except as provided under the Bank Act or our by-laws. Pursuant to the Bank Act, we may not create any other class of shares ranking equal with or superior to a particular class of preferred shares, increase the authorized number of, or amend the rights, privileges, restrictions or conditions attaching to such class of preferred shares, without the approval of the holders of that class of preferred shares.
     Any approval to be given by the holders of the first and second preferred shares may be given in writing by the holders of not less than all of the outstanding preferred shares of each class or by a resolution carried by the affirmative vote of not less than 66 2/3% of the votes cast at a meeting of holders of each class of preferred shares at which a quorum is represented. A quorum at any meeting of holders of each class of preferred shares is 51% of the shares entitled to vote at such meeting, except that at an adjourned meeting there is no quorum requirement.
CONSTRAINTS
The Bank Act prohibits any person from having a “significant interest” in any class of shares of a bank, that is, from beneficially owning more than 10% of the outstanding shares of the class either directly or through controlled entities, without the approval of the Minister.
     The Bank Act prohibits a person from having a “significant” interest in shares of a bank if that person has a significant interest in any class of shares of another “widely held” bank that is listed in Schedule I or II of the Bank Act and has equity of $5 billion or more.
RATINGS
Each debt and preferred stock rating received from an approved rating organization is listed below:

RATING AGENCY	RATING & OUTLOOK	RANK[1]

Moody’s Investors Service	Long-term Senior Debt – Aa2/Stable	3 of 21
(New York)	Bank Subordinated Debt – Aa3/Stable	3 of 20

Standard & Poor’s	Long-term Senior Debt – AA-/Negative	4 of 21
(New York)	Bank Subordinated Debt – A+/Negative	4 of 21
	Preferred Stock – A/Negative	4 of 20

Fitch Ratings	Long-term Senior Debt – AA/Stable	3 of 24
(New York)	Bank Subordinated Debt – AA-/Stable	3 of 23

Dominion Bond Rating Service	Long-term Senior Debt – AA(low)/Stable	4 of 26
(Toronto)	Bank Subordinated Debt – A(high)/Stable	4 of 25
	Preferred Stock – Pfd-1(low)/Stable	3 of 16

[1]	Rank out of all assignable ratings for each debt/stock class (in descending order beginning with 1 as the highest)
     A definition of the categories of each rating as at October 31, 2005 has been obtained from the respective rating organization’s website and is outlined in Appendix B. Additional information about ratings is provided under “Risk management — Liquidity and funding risk beginning on page 47 of our management’s discussion and analysis, which page is incorporated by reference herein. Credit ratings are not recommendations to purchase, sell or hold a financial obligation inasmuch as they do not comment on market price or suitability for a particular investor. Ratings are subject to revision or withdrawal at any time by the rating organization.

MARKET FOR SECURITIES

TRADING PRICE AND VOLUME
Our common shares are listed on the Toronto Stock Exchange (TSX) in Canada, the New York Stock Exchange (NYSE) in the U.S. and the Swiss Exchange (SWX) in Switzerland. Preferred shares are listed on the TSX.
     The following table sets out the price range and trading volumes of the common shares on the TSX and the NYSE for the periods indicated.

	Common Shares (TSX)			Common Shares (NYSE)
			Volumes	High	Low	Volumes
MONTH	High	Low	(in 000s)	($USD)	($USD)	(in 000s)
Oct 2005	$86.40	$81.26	28,593,785	$74.10	$69.20	982,100
Sept 2005	$86.68	$79.78	32,653,407	$73.73	$67.15	1,122,700
Aug 2005	$81.58	$74.39	27,606,101	$68.74	$61.43	910,600
July 2005	$79.70	$74.84	20,844,720	$65.30	$60.58	656,000
June 2005	$76.90	$73.51	29,537,301	$62.53	$59.16	650,500
May 2005	$77.25	$74.00	28,348,160	$62.30	$58.50	834,300
Apr 2005	$75.25	$72.60	34,287,369	$60.92	$58.29	902,200
Mar 2005	$74.88	$71.68	35,106,271	$61.93	$58.02	1,646,800
Feb 2005	$73.15	$62.76	33,193,749	$59.19	$50.49	1,297,700
Jan 2005	$64.09	$62.08	27,926,330	$53.44	$50.41	966,200
Dec 2004	$64.25	$62.20	24,405,854	$53.75	$50.46	978,000
Nov 2004	$64.40	$60.90	27,939,599	$53.90	$51.31	1,040,500
     The following tables set out the price range and trading volumes of the Preferred Share Series N, O, S and W on the TSX for the periods indicated:

	Series N			Series O
			Volumes			Volumes
MONTH	High	Low	(in 000s)	High	Low	(in 000s)
Oct 2005	$26.49	$25.65	568,807	$26.42	$25.74	59,320
Sept 2005	$26.44	$25.68	68,974	$26.40	$26.05	56,496
Aug 2005	$26.14	$25.74	84,028	$26.29	$25.40	148,668
July 2005	$26.25	$25.71	1,005,780	$26.30	$25.60	80,246
June 2005	$26.20	$25.72	72,282	$26.24	$25.65	69,200
May 2005	$26.18	$25.71	158,047	$26.00	$25.41	46,750
Apr 2005	$26.19	$25.65	1,002,529	$26.00	$25.25	841,831
Mar 2005	$26.10	$25.24	82,662	$26.36	$25.36	431,897
Feb 2005	$26.10	$25.70	86,480	$27.19	$26.00	146,410
Jan 2005	$26.49	$25.76	1,005,145	$27.43	$26.07	1,746,829
Dec 2004	$26.39	$25.95	46,615	$27.30	$26.15	57,844
Nov 2004	$26.33	$25.81	59,262	$26.50	$26.10	47,484

        .

	Series S			Series W
			Volumes			Volumes
MONTH	High	Low	(in 000s)	High	Low	(in 000s)
Oct 2005	$27.10	$26.51	105,896	$25.89	$25.16	1,127,775
Sept 2005	$27.05	$26.80	105,447	$26.35	$25.57	296,642
Aug 2005	$27.45	$26.51	449,601	$25.65	$25.14	520,233
July 2005	$27.59	$26.46	142,464	$25.85	$25.11	1,021,510
June 2005	$27.58	$27.02	97,744	$26.00	$25.31	402,193
May 2005	$27.23	$26.85	59,810	$25.45	$25.00	246,243
Apr 2005	$27.65	$27.03	2,497,615	$25.40	$24.90	3,662,762
Mar 2005	$27.96	$26.81	448,165	$25.44	$25.05	1,765,284
Feb 2005	$28.00	$27.56	1,073,592	$26.24	$25.36	1,254,259
Jan 2005	$28.65	$27.80	1,749,763	$25.75	$25.50	1,109,744
Dec 2004	$28.24	$27.70	108,305	—	—	—
Nov 2004	$28.05	$27.30	117,403	—	—	—

	Series P
	High	Low	Volumes
MONTH	($USD)	($USD)	(in 000s)
Oct 2005	—	—	—
Sept 2005	$26.00	$25.80	181,983
Aug 2005	$26.00	$25.46	65,465
July 2005	$26.38	$25.25	36,278
June 2005	$26.00	$25.55	54,584
May 2005	$25.85	$25.45	35,583
Apr 2005	$26.15	$25.50	1,236,446
Mar 2005	$26.39	$25.25	69,227
Feb 2005	$26.73	$26.06	28,990
Jan 2005	$26.55	$26.00	61,180
Dec 2004	$26.24	$25.95	87,131
Nov 2004	$26.70	$25.75	161,201

On October 7, 2005 we redeemed all issued and outstanding US$100 million Non-cumulative First Preferred Series P.

PRIOR SALES
Prior Sales of Subordinated Debentures
The following chart sets out all issuances of our subordinated debentures during 2005:

Aggregate
Date Issued	Issue Price per $1,000 Principal Amount of Debentures	Principal Amount

June 24, 2005	$999.82	$500 million

July 20, 2005	995.52 (plus $0.26356164 accrued interest from June 24, 2005)	300 million

Total	—	$800 million

DIRECTORS AND EXECUTIVE OFFICERS
DIRECTORS
The following are our directors, as at November 30, 2005:

Name,
and Year Elected	Province of Residence	Occupation

W. Geoffrey Beattie (2001)	Ontario, CAN	President, The Woodbridge Company Limited Deputy Chairman, The Thomson Corporation

George A. Cohon (1988)	Ontario, CAN	Founder, McDonald’s Restaurants of Canada Limited

Douglas T. Elix (2000)	Connecticut, U.S.A.	Senior Vice-President and Group Executive, Sales & Distribution, IBM Corporation

John T. Ferguson (1990)	Alberta, CAN	Chairman of the Board, Princeton Developments Ltd.

The Hon. Paule Gauthier (1991)	Quebec, CAN	Senior Partner, Desjardins Ducharme L.L.P. ATTORNEYS

Alice D. Laberge (2005)	British Columbia, CAN	Company Director

Jacques Lamarre (2003)	Quebec, CAN	President and Chief Executive Officer, SNC-Lavalin Group Inc.

Brandt C. Louie (2001)	British Columbia, CAN	President and Chief Executive Officer, H.Y. Louie Co. Limited Chairman and Chief Executive Officer, London Drugs Limited

Michael H. McCain (2005)	Ontario, CAN	President and Chief Executive Officer, Maple Leaf Foods Inc.

Gordon M. Nixon (2001)	Ontario, CAN	President and Chief Executive Officer, Royal Bank of Canada

David P. O’Brien (1996)	Alberta, CAN	Chairman of the Board, Royal Bank of Canada Chairman of the Board, EnCana Corporation

Robert B. Peterson (1992)	Ontario, CAN	Company Director

J. Pedro Reinhard (2000)	Michigan, U.S.A.	Executive Vice-President, The Dow Chemical Company

Cecil W. Sewell, Jr. (2001)	North Carolina, U.S.A.	Chairman of the Board, RBC Centura Banks, Inc.

Kathleen P. Taylor (2001)	Ontario, CAN	President, Worldwide Business Operations, Four Seasons Hotels Inc.

Victor L. Young (1991)	Newfoundland and Labrador, CAN	Company Director

Directors are elected annually and hold office until the next annual meeting of shareholders. Since November 1, 2000, the directors have held the principal occupations described above, except for the following:
Mr. George A. Cohon was Senior Chairman of McDonald’s Restaurants of Canada Limited prior to January 2005.
Mr. Douglas T. Elix was Senior Vice-President & Group Executive, IBM Global Services, IBM Corporation prior to May 2004.
Mr. John T. Ferguson was Chair of the Board of TransAlta Corporation prior to April 2005.
Ms. Alice D. Laberge was President and Chief Executive Officer of Fincentric Corporation prior to July 2005, and Chief Financial Officer of Fincentric Corporation prior to December 2003.
Mr. Brandt C. Louie was Chairman of the Board of Slocan Forest Products Ltd. (which was acquired by Canfor Corporation in April 2004) prior to March 2004.
Mr. Gordon M. Nixon was President and Chief Operating Officer of Royal Bank of Canada prior to August 2001 and Chief Executive Officer of RBC Dominion Securities Inc. prior to April 2001.
Mr. David P. O’Brien was Chairman and Chief Executive Officer of PanCanadian Energy Corporation (which merged with Alberta Energy Company Ltd. in April 2002 to form EnCana Corporation) prior to April 2002 and Chairman, President and Chief Executive Officer of Canadian Pacific Limited prior to October 2001.
Mr. Robert B. Peterson was Chairman and Chief Executive Officer of Imperial Oil Limited prior to April 2002 and Chairman, President and Chief Executive Officer of Imperial Oil Limited prior to January 2002.
Mr. J. Pedro Reinhard was Chief Financial Officer of the Dow Chemical Company prior to October 2005.
Mr. Cecil W. Sewell, Jr. was Chairman Emeritus of RBC Centura Banks, Inc. prior to October 2004 and Chief Executive Officer of Centura Banks, (now RBC Centura Banks, Inc.) prior to June 2001.
Mr. Victor L. Young was Chairman and Chief Executive Officer of Fishery Products International Limited prior to May 2001.
COMMITTEES OF THE BOARD
Audit Committee: R.B. Peterson (Chairman), G.A. Cohon, J. Lamarre, J.P. Reinhard and K.P. Taylor
Conduct Review and Risk Policy Committee: J.P. Reinhard (Chairman), W.G. Beattie, P. Gauthier, J. Lamarre, B.C. Louie and V.L. Young
Corporate Governance and Public Policy Committee: D.P. O’Brien (Chairman), W.G. Beattie, G.A. Cohon, J.T. Ferguson, P. Gauthier, B.C. Louie and V.L. Young
Human Resources Committee: J.T. Ferguson (Chairman), D.T. Elix, D.P. O’Brien, R.B. Peterson and K.P. Taylor

EXECUTIVE OFFICERS
The following are our executive officers as at November 30, 2005:

Name	Province of Residence	Title

Peter Armenio	Ontario, CAN	Group Head, U.S. and International

Elisabetta Bigsby	Ontario, CAN	Group Head, Transformation Office and Human Resources

Janice R. Fukakusa	Ontario, CAN	Chief Financial Officer

Martin J. Lippert	Ontario, CAN	Group Head, Global Technology and Operations

Gordon M. Nixon	Ontario, CAN	President and Chief Executive Officer

Barbara G. Stymiest	Ontario, CAN	Chief Operating Officer

W. James Westlake	Ontario, CAN	Group Head, Personal and Business Clients Canada

Charles M. Winograd	Ontario, CAN	Group Head, Global Capital Markets

     Since November 1, 2000 the executive officers, other than Barbara G. Stymiest, have been engaged in various responsibilities in our affairs, and those of our subsidiaries. Prior to becoming our Chief Operating Officer on November 1, 2004, Barbara G. Stymiest was the Chief Executive Officer and President of TSX Inc.
OWNERSHIP OF SECURITIES
     To our knowledge, the directors and executive officers, as a group, beneficially own or exercise control or direction over less than (1%) of our common and preferred shares. None of our directors or executive officers hold shares of our subsidiaries except where required for qualification as a director of a subsidiary.
CEASE TRADE ORDERS, BANKRUPTCIES, PENALTIES OR SANCTIONS
To the best of our knowledge, no director or executive officer,
a)	is, as at November 30, 2005 or has been, within the 10 years before, a director or executive officer of any company (including our company), that while that person was acting in that capacity,
i)	was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days,

ii)	was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days, or

iii)	or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, or

b)	has, within the 10 years before November 30, 2005 , become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director or officer,
Except for the following;
Mr. Cohon was a director of Loews Cineplex Entertainment Corporation when it filed a voluntary petition to reorganize under Chapter 11 in the U.S. Bankruptcy Court on February 15, 2001. Mr. Cohon is no longer a director of Loews Cineplex Entertainment Corporation.
Mr. O’Brien was a director of Air Canada when it filed for protection under the Companies’ Creditors’ Arrangement Act (CCRA) on April 1, 2003. Mr. O’Brien is no longer a director of Air Canada.
Mr. Reinhard became a director of Dow Corning Corporation in June 2000. The company sought protection under the reorganization provisions under Chapter 11 of the U.S. Bankruptcy Code. Dow Corning Corporation emerged from Chapter 11 bankruptcy proceedings during 2004, and Mr. Reinhard remains a director of the company.
Ms. Taylor was a director of the T. Eaton Company when on August 20, 1999 it filed a Notice of Intention to make a proposal to its creditors under the Bankruptcy and Insolvency Act (Canada). Ms. Taylor is no longer a director of the T. Eaton Company.
To the best of our knowledge, none of our directors or executive officers have been subject to a) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority, or b) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.
CONFLICTS OF INTEREST
To the best of our knowledge, no director or executive officer has an existing or potential material conflict of interest with us or any of our subsidiaries.

LEGAL PROCEEDINGS

A description of certain legal proceedings to which we are a party appears under the heading “Guarantees, commitments and contingencies — Litigation” in Note 25 on page 92 to our Consolidated Financial Statements for the year ended October 31, 2005, which pages are incorporated by reference.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

To the best of our knowledge, we confirm that there were no directors or executive officers or any associate or affiliate of a director or executive officer with a material interest in any transaction within the three most recently completed financial years or during the current financial year that has materially affected us or will materially affect us.

TRANSFER AGENT AND REGISTRAR

In Canada, Computershare Trust Company of Canada is the transfer agent and registrar for our common shares and our preferred shares Series N, Series O, Series S and Series W. Their principal offices are in the cities of: Halifax, NS; Montreal, QC; Toronto, ON; Winnipeg, MB; Calgary, AB; and Vancouver, BC. In the United States, the Bank of New York is the co-transfer agent with offices in New York, New

York. In the United Kingdom, Computershare Services PLC is the co-transfer agent with offices in Bristol, England.

EXPERTS

Our auditor is Deloitte & Touche LLP, who has prepared the Auditor’s Report to Shareholders in respect of our audited Consolidated Financial Statements.

AUDIT COMMITTEE

AUDIT COMMITTEE MANDATE
The mandate of the Audit Committee is attached as Appendix C to this annual information form.
COMPOSITION OF AUDIT COMMITTEE
Our Audit Committee consists of Robert B. Peterson (Chairman) and George A. Cohon, Jacques Lamarre, J. Pedro Reinhard and Kathleen P. Taylor. Each member of the Audit Committee is independent and none receives, directly or indirectly, any compensation from us other than ordinary course compensation for service as a member of our board of directors and its committees or of a board of directors of one or more of our subsidiaries. All members of the Audit Committee are financially literate as defined under Multilateral Instrument 51-102 — Audit Committees. In considering the criteria for determining financial literacy, the board of directors looks at the ability of a director to read and understand a balance sheet, an income statement and a cash flow statement of a financial institution.
RELEVANT EDUCATION AND EXPERIENCE OF AUDIT COMMITTEE MEMBERS
In addition to each member’s general business experience, the education and experience of each Audit Committee member that is relevant to the performance of his or her responsibilities as an Audit Committee member is as follows:
Robert B. Peterson, B.Sc., M.Sc., (Chairman) is a graduate of Queen’s University. Mr. Peterson is retired Chairman and Chief Executive Officer of Imperial Oil Limited and has been a member of our Audit Committee for six years.
George A. Cohon, B.Sc., J.D., Ph.D (Hons.), earned his science degree at Drake University and his Juris Doctorate degree in law from Northwestern University School of Law. Mr. Cohon is the Founder of McDonald’s Restaurants of Canada Limited. Mr. Cohon has been a member of our Audit Committee for two years.
Jacques Lamarre, B.A., B.Sc., is a graduate of Laval University in Quebec City where he earned his Bachelor of Arts and Bachelor of Arts and Science in Civil Engineering. He has also completed Harvard University’s Executive Development Program. Mr. Lamarre has been the Chief Executive Officer of SNC-Lavalin Group Inc. for nine years and was a director of Canadian Pacific Railway Limited for three years. Mr. Lamarre has been a member of our Audit Committee for two years.
J. Pedro Reinhard, M.B.A., attended post-graduate studies at the University of Cologne in Germany and Stanford University. Mr. Reinhard has been an Executive Vice-President of The Dow Chemical Company for ten years and prior to October 2005, was also its Chief Financial Officer. Mr. Reinhard is the chair of the finance committee of the board of The Dow Chemical Company and is a member of the Audit Committees of Dow Corning Corporation and The Coca-Cola Company. He is also a past chairman of the CFO Council Conference Board. Mr. Reinhard has been a member of our Audit Committee for six years.

Kathleen P. Taylor, B.A. (Hons.), L.L.B., M.B.A., obtained her law degree from Osgoode Hall Law School in Toronto, and her M.B.A. from York University. Ms. Taylor is the President, Worldwide Business Operations of Four Seasons Hotels Inc. Ms. Taylor has been a member of our Audit Committee for five years.
PRE-APPROVAL POLICIES AND PROCEDURES
Our Audit Committee has considered whether the provision of services other than audit services is compatible with maintaining the auditor’s independence. Our Audit Committee has adopted policies and procedures that prohibit us from engaging the auditor for “prohibited” categories of non-audit services and requires pre-approval by the Audit Committee of audit services and other services within permissible categories of non-audit services. A copy of our Pre-Approval Policies and Procedures can be found in Appendix D.
AUDITORS’ FEES
     Deloitte & Touche LLP has served as one of our auditing firms for the previous eight years and became our sole auditor in September 2003. Fees relating to the years ended October 31, 2005 and October 31, 2004 to Deloitte & Touche LLP and its affiliates are $22.1 and $18.8 million and are detailed below. The nature of each category of fees is also described below.

	Year ended	Year ended
	October 31, 2005	October 31, 2004
	(millions)	(millions)
Audit fees	$20.6	$16.1
Audit-related fees	1.0	2.0
Tax fees	0.2	0.4
All other fees	0.3	0.3

	$22.1	$18.8

Audit Fees
Audit fees were paid for professional services rendered by the auditor for the audit of our annual financial statements and our subsidiaries or services provided in connection with statutory and regulatory filings or engagements.
Audit-Related Fees
Audit-related fees were paid for assurance and related services that are reasonably related to the performance of the audit or review of our annual financial statements and are not reported under the audit fees item above. These services consisted of:
•	special attest services not required by statute or regulation;

•	reporting on the effectiveness of internal controls as required by contract or for business reasons including the reporting on internal controls for pension custody clients;

•	accounting consultations and special audits in connection with acquisitions;

•	the audit of the financial statements of our various pension plans and charitable foundations;

•	the audits of various trusts and other entities as required in connection with the securitization of credit cards and mortgage loans; and

•	the audit of certain special purpose vehicles relating to complex structured products.

Tax Fees
Tax fees were paid for tax compliance services including the review of original and amended tax returns, assistance with questions regarding tax audits, the preparation of employee tax returns under our expatriate tax services program and assistance in completing routine tax schedules and calculations.
All Other Fees
Fees disclosed in the table above under the item “all other fees” were paid for products and services other than the audit fees, audit-related fees and tax fees described above. These services consist of French translation of financial statements and related continuous disclosure and other public documents containing financial information for us and certain of our subsidiaries.

ADDITIONAL INFORMATION

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of our securities, and securities authorized for issuance under equity compensation plans, where applicable, is contained in our proxy circular for the most recent annual meeting of shareholders. Additional financial information is provided in our comparative financial statements for the year ended October 31, 2005 and accompanying management’s discussion and analysis.
     We will provide to any person, upon request to the Senior Vice-President, Investor Relations at 123 Front St. West, 6th Floor, Toronto, Ontario, M5J 2M2 (416-955-7802), a copy of this annual information form and any documents incorporated by reference, a copy of the comparative financial statements for the year ended October 31, 2005 together with the accompanying report of the auditors, a copy of any interim financial statements subsequent to the financial statements for the year ended October 31, 2005, a copy of the proxy circular in respect of the most recent annual meeting of shareholders and a copy of any other documents incorporated by reference in a preliminary short form prospectus or short form prospectus if our securities are in the course of a distribution.
     Additional information about us may be found on our website at rbc.com, on the Canadian Securities Administrators’ website at sedar.com and on the EDGAR section of the United States Securities and Exchange Commission’s website at sec.gov.
     Information contained in or otherwise accessible through the websites mentioned in this annual information form does not form a part of this annual information form. All references in this annual information form to websites are inactive textual references and are for your information only.

TRADEMARKS

Trademarks used in this annual information form include the LION & GLOBE Symbol, ROYAL BANK OF CANADA, RBC, RBC ROYAL BANK OF CANADA, RBC FINANCIAL GROUP, RBC BUILDER FINANCE, RBC CENTURA, RBC DAIN RAUSCHER, RBC LIBERTY INSURANCE, RBC MORTGAGE, RBC ACTION DIRECT, RBC ASSET MANAGEMENT, RBC DOMINION SECURITIES and RBC REWARDS which are trademarks of Royal Bank of Canada used by Royal Bank of Canada and/or by its subsidiaries under license. All other trademarks mentioned in this report are the property of their respective holders.

APPENDIX A – PRINCIPAL SUBSIDIARIES

Carrying value of
	Principal	voting shares owned
Principal Subsidiaries (1)	office address (2)	by the Bank (3)

Royal Bank Mortgage Corporation (4)	Montreal, Quebec, Canada	$837

Royal Trust Corporation of Canada	Toronto, Ontario, Canada	909

The Royal Trust Company	Montreal, Quebec, Canada	686

Royal Mutual Funds Inc.	Toronto, Ontario, Canada	6

RBC Capital Trust	Toronto, Ontario, Canada	1,051

RBC Technology Ventures Inc.	Toronto, Ontario, Canada	19

RBC Capital Partners Limited	Toronto, Ontario, Canada	27

RBC Dominion Securities Limited (4)	Toronto, Ontario, Canada	1,319
RBC Dominion Securities Inc.	Toronto, Ontario, Canada
RBC Alternative Assets, Inc. (2) (6)	New York, New York, U.S.

Royal Bank Holding Inc.	Toronto, Ontario, Canada	13,709
4111494 Canada Inc.	Vancouver, British Columbia, Canada
4145348 Canada Corp.	Vancouver, British Columbia, Canada
4145356 Canada Ltd.	Vancouver, British Columbia, Canada
6024530 Canada Inc.	Vancouver, British Columbia, Canada
Conlark Inc.	Toronto, Ontario, Canada
RBC Insurance Holding Inc.	Mississauga, Ontario, Canada
RBC General Insurance Company	Mississauga, Ontario, Canada
RBC Life Insurance Company	Mississauga, Ontario, Canada
RBC Travel Insurance Company	Mississauga, Ontario, Canada
RBC Action Direct Inc.	Toronto, Ontario, Canada
RBC Asset Management Inc.	Toronto, Ontario, Canada
Royal Bank Realty Inc.	Montreal, Quebec, Canada
R.B.C. Holdings (Bahamas) Limited	Nassau, Bahamas
RBC Caribbean Investments Limited	George Town, Grand Cayman
Royal Bank of Canada Insurance Company Ltd.	St. Michael, Barbados
Finance Corporation of Bahamas Limited	Nassau, Bahamas
Royal Bank of Canada Trust Company (Bahamas) Limited	Nassau, Bahamas
Investment Holdings (Cayman) Limited	George Town, Grand Cayman
Royal Bank of Canada (Barbados) Limited	St. Michael, Barbados
Royal Bank of Canada (Caribbean) Corporation	St. Michael, Barbados
RBC Capital Markets Arbitrage SA	Luxembourg
RBC Capital Markets Arbitrage, LLC	Wilmington, Delaware, U.S.
RBC Holdings (USA) Inc. (2)	New York, New York, U.S.
RBC USA Holdco Corporation(2)	New York, New York, U.S.
RBC Dain Rauscher Corp. (2)	Minneapolis, Minnesota, U.S.
RBC Capital Markets Corporation	New York, New York, U.S.
RBC Mortgage Company	Chicago, Illinois, U.S.
RBC Insurance Holding (USA) Inc.	Wilmington, Delaware, U.S.
Liberty Life Insurance Company	Greenville, South Carolina, U.S.
Business Men’s Assurance Company of America	Greenville, South Carolina, U.S.
RBC Holdings (Delaware) Inc. (5)	Wilmington, Delaware, U.S.
Prism Financial Corporation (2) (5)	Dover, Delaware, U.S.
Royal Bank of Canada (Asia) Limited	Singapore, Singapore

RBC Alternative Assets, L.P. (2) (6)	New York, New York, U.S.	9

RBC Centura Banks, Inc. (5)	Rocky Mount, North Carolina, U.S.	3,268
RBC Centura Bank	Rocky Mount, North Carolina, U.S.
CBRM, Inc.	Wilmington, Delaware, U.S.
Church Street Management, Inc.	Richmond, Virginia, U.S.
TFB Management, Inc.	Wilmington, Delaware, U.S.

RBC Capital Investments Holdings (USA) Inc.	Wilmington, Delaware, U.S.	62

RBCF L. P. (2)	Wilmington, Delaware, U.S.	201

Royal Bank of Canada Financial Corporation	St. Michael, Barbados	5

RBC Finance B.V.	Amsterdam, Netherlands	1,416
Royal Bank of Canada Holdings (U.K.) Limited	London, England
Royal Bank of Canada Europe Limited	London, England
RBC Holdings (Channel Islands) Limited	Guernsey, Channel Islands
Royal Bank of Canada (Channel Islands) Limited	Guernsey, Channel Islands
Royal Bank of Canada Trust Company (International) Limited	Jersey, Channel Islands
Royal Bank of Canada (Suisse)	Geneva, Switzerland

RBC Investment Management (Asia) Limited	Hong Kong, China	5

RBC Global Services Australia Pty Limited	Sydney, New South Wales, Australia	45

(1)	The Bank owns 100% of the voting shares of each subsidiary except Finance Corporation of Bahamas Limited (75%).

(2)	Each subsidiary is incorporated under the laws of the state or country in which the principal office is situated, except for RBC Alternative Assets Inc., RBC Alternative Assets, L.P., RBC Holdings (USA) Inc., RBC USA Holdco Corporation, RBC Dain Rauscher Corp. and Prism Financial Corporation, which are incorporated under the laws of the state of Delaware, U.S.A. and RBCF L.P. which is incorporated under the laws of the state of Nevada, U.S.A.

(3)	The carrying value (in millions of dollars) of voting shares is stated as the bank’s equity in such investments.

(4)	The subsidiaries have outstanding non-voting shares of which the bank, directly or indirectly, owns 100%.

(5)	RBC Holdings (Delaware) Inc. owns 3.06% and Prism Financial Corporation owns 6.91% of RBC Centura Banks, Inc.

(6)	RBC Alternative Assets, Inc. owns 1% of RBC Alternative Assets, L.P.

APPENDIX B – EXPLANATION OF RATING & OUTLOOK

INSTITUTION	RATING	OUTLOOK

Moody’s Investor Service
•     Obligations rated ‘Aa’ are judged to be of high quality and are subject to very low credit risk.
•     The modifier 2 indicates a mid-range ranking. The modifier 3 indicates a ranking in the lower end of that rating category.
• A stable rating outlook indicates the rating is not likely to change.

Standard & Poor’s
•     An obligation rated ‘AA’ differs from the highest-rated obligations only in small degree. The obligor’s capacity to meet its financial commitment on the obligation is very strong.
•     An obligation rated ‘A’ is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher-rated categories. However, the obligor’s capacity to meet its financial commitment on the obligation is still strong.
•     The addition of a plus or minus sign shows the relative standing within the major rating categories.
• A negative outlook means that a rating may be lowered.

Fitch Ratings
•     ‘AA’ ratings denote expectations of very low credit risk. They indicate very strong capacity for payment of financial commitments. This capacity is not significantly vulnerable to foreseeable events.
•     The modifiers “+” or “-” may be appended to a rating to denote relative status within major rating categories.
• A stable rating outlook indicates that a rating is not likely to change.

Dominion Bond Rating Service
•     An obligation rated “AA” is of superior credit quality, and protection of interest and principal is considered high. In many cases they differ from obligations rated AAA only to a small degree.
•     An obligation rated “A” is of satisfactory credit quality. Protection of interest and principal is still substantial, but the degree of strength is less than that of AA rated entities. While “A” is a respectable rating, entities in this category are considered to be more susceptible to adverse economic conditions and have greater cyclical tendencies than higher-rated securities.
•     Preferred shares rated Pfd-1 are of superior credit quality, and are supported by entities with strong earnings and balance sheet characteristics.
•     Each rating category is denoted by the categories “high” and “low”. The absence of either a “high” or “low” designation indicated the rating is in the middle of the category.
• A stable rating outlook indicates that a rating is not likely to change.

WHAT THE RATINGS ADDRESS:
Long-term Senior Debt
Credit ratings are the current opinion of the rating agency on creditworthiness of an obligor with respect to fixed-income obligations whose original maturity is of a medium to long term nature. They address the possibility that a financial obligation will not be honoured as promised and reflects both the likelihood of default and any financial loss suffered in the event of default.
Subordinated Debt
Credit ratings are the current opinion of the rating agency on creditworthiness of an obligor with respect to a specific financial obligation and a specific class of financial obligation for a specific financial program. Ratings take into consideration the creditworthiness of guarantors, insurers, or other forms of credit enhancement on the obligation and takes into account the currency in which the obligation is denominated.
Preferred Stock
Preferred stock ratings address the issuer’s capacity and willingness to pay dividends and principal, in case of limited life preferreds, on a timely basis. They address the likelihood of timely payment of dividends, notwithstanding the legal ability to pass on or defer a dividend payment.
Rating Outlook
Rating Outlook assesses the potential direction of a credit rating over the intermediate to longer term. In determining a Rating Outlook consideration is given to any changes in the economic and fundamental business conditions. An Outlook is not necessarily a precursor of a rating change.
     The issue credit rating is not a recommendation to purchase sell or hold a financial obligation inasmuch as it does not comment on market price or suitability for a particular investor. Ratings are subject to revision or withdrawal at any time by the rating organization.

APPENDIX C: AUDIT COMMITTEE MANDATE
ROYAL BANK OF CANADA
EXTRACT FROM THE ADMINISTRATIVE RESOLUTIONS ADOPTED BY THE
BOARD OF DIRECTORS OF ROYAL BANK OF CANADA
(hereinafter referred to as the “Bank”)

(As at October 18, 2005)

2.1	Audit Committee

2.1.1	Establishment of Committee and Procedures
a)	Establishment of Committee

A committee of the directors to be known as the “Audit Committee” (hereinafter the “Committee”) is hereby established.

b)	Composition of Committee

The Committee shall be composed of not less than five directors. Each member shall be financially literate, as the Board of Directors interprets such qualification in its business judgment, or must become financially literate within a reasonable period of time after appointment to the Committee. At least one member shall have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment.

c)	Independence of Committee Members

As required by the Bank Act, none of the members of the Committee shall be an officer or employee of the Bank or of an affiliate of the Bank. All of the members of the Committee shall be “unaffiliated”, as defined in regulations made under the Bank Act. All of the members of the Committee shall be independent, as determined by director independence standards adopted by the Board.

d)	Appointment of Committee Members

Members shall be appointed or reappointed at the annual Organizational Meeting of the directors and in the normal course will serve a minimum of three years. Each member shall continue to be a member until a successor is appointed, unless the member resigns, is removed or ceases to be a director. The Board of Directors may fill a vacancy that occurs in the Committee at any time.

e)	Committee Chairman and Secretary

The Board of Directors or, in the event of its failure to do so, the members of the Committee, shall appoint or reappoint, at the annual Organizational Meeting of the directors, a Chairman from among their number. The Chairman shall not be a former employee of the Bank or of an affiliate. The Committee shall also appoint a Secretary who need not be a director.

f)	Time and Place of Meetings

Meetings may be called by any member of the Committee, or by the external auditors. The time and place of and the procedure at meetings shall be determined from time to time by the members provided that:
i)	a quorum for meetings shall be three members;

ii)	the Committee shall meet at least quarterly;

iii)	the Committee may request any officer or employee of the Bank or the Bank’s outside counsel or external auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee;

iv)	notice of the time and place of every meeting shall be given in writing or by telephone, facsimile, email or other electronic communication to each member of the Committee and to the external auditors at least 24 hours prior to the time fixed for such meeting, provided, however, that business referred to in paragraph 2.1.3.e)(iv) below may be transacted at a meeting of which at least one hour prior notice is given as aforesaid, and that a member may in any manner waive notice of a meeting; and attendance of a member at a meeting is a waiver of notice of the meeting, except where a member attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called; and

v)	a resolution in writing signed by all the members entitled to vote on that resolution at a Committee meeting, other than a resolution of the Committee carrying out its duties under subsection 194(3) of the Bank Act, shall be as valid as if it had been passed at a meeting of the Committee.
g)	Reporting to the Board of Directors
i)	The Committee shall report verbally after each meeting and annually in writing to the Board of Directors with respect to its activities with such recommendations as are deemed desirable in the circumstances.

ii)	Prior to approval by the directors, the Committee will also report to the Board on the annual statement and returns that must be approved by the directors under the Bank Act.
h)	Evaluation of Effectiveness and Review of Mandate

The Committee shall annually review and assess the adequacy of its mandate and evaluate its effectiveness in fulfilling its mandate.
2.1.2	General Scope of Responsibilities and Purpose of the Committee

Management of the Bank is responsible for the preparation, presentation and integrity of the Bank’s financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The external auditors are responsible for planning and carrying out, in accordance with professional standards, an audit of the Bank’s annual financial statements and reviews of the Bank’s quarterly financial information.

The Committee’s purpose is to review the adequacy and effectiveness of these activities and to assist the Board in its oversight of:
(i)	the integrity of the Bank’s financial statements;

(ii)	the external auditors’ qualifications and independence;

(iii)	the performance of the Bank’s internal audit function and external auditors;

(iv)	the adequacy and effectiveness of internal controls; and

(v)	the Bank’s compliance with legal and regulatory requirements.
The Committee is also responsible for preparing any report from the Committee that may be required to be included in the Bank’s annual proxy statement or that the Board elects to include on a voluntary basis.

The Committee shall meet every fiscal quarter, or more frequently at the discretion of the Committee if circumstances dictate, to discuss with management the annual audited financial statements and quarterly financial statements.

At least quarterly, the Committee shall have separate private meetings with the external auditors, the chief internal auditor and management to discuss any matters that the Committee or these groups believe should be discussed.

In fulfilling its role, the Committee is empowered to investigate any matter with full access to all books, records, facilities and personnel of the Bank and the authority to retain outside counsel or other experts for this purpose.
2.1.3	Specific Responsibilities
a)	Documents and Reports

The Committee shall review:

i)	prior to review and approval by the Board: the annual statement of the Bank, which includes the annual audited financial statements; the quarterly financial statements of the Bank; the Annual Information Form; the quarterly and annual Management’s Discussion and Analysis; and earnings press releases;

ii)	the types of financial information and earnings guidance provided and types of presentations made to analysts and rating agencies, and shall be satisfied that adequate procedures are in place for the review of the Bank’s public disclosure of financial information extracted or derived from the Bank’s financial statements and shall periodically assess the adequacy of these procedures;

iii)	such returns and other periodic disclosure documentation as the Bank is required to file pursuant to applicable legislation, or as the Superintendent of Financial Institutions or as other regulators may specify;

iv)	such investments and transactions that could adversely affect the well-being of the Bank as the external auditors or any officer of the Bank may bring to the attention of the Committee;

v)	prospectuses relating to the issuance of securities of the Bank;

vi)	an annual report on any litigation matters which could significantly affect the financial statements; and

vii)	an annual report from the chief compliance officer on regulatory compliance matters.
b)	Internal Control

The Committee shall require management of the Bank to implement and maintain appropriate systems of internal control, including internal controls over financial reporting and for the prevention and detection of fraud and error. The Committee shall review, evaluate and approve those procedures and meet with the chief internal auditor of the Bank and with management of the Bank to assess the adequacy and effectiveness of these systems of internal control and to obtain on a regular basis reasonable assurance that the organization is in control.

c)	Internal Auditor

The Committee shall:
i)	review and concur in the appointment, replacement, reassignment or dismissal of the chief internal auditor and review the mandate, annual audit plan, and resources of the internal audit function;

ii)	meet with the chief internal auditor of the Bank to review the results of internal audit activities, including any significant issues reported to management by the internal audit function and management’s responses and/or corrective actions;

iii)	meet with the chief internal auditor of the Bank to determine whether any significant weaknesses or breakdowns that have been identified are being addressed;

iv)	review representations from the chief internal auditor, based on audit work done, on the adequacy and degree of compliance with the Bank’s systems of internal control;

v)	review the performance, degree of independence and objectivity of the internal audit function and adequacy of the internal audit process; and

vi)	review with the chief internal auditor any issues that may be brought forward by the chief internal auditor, including any difficulties encountered by the internal audit function, such as audit scope, information access, or staffing restrictions.
d)	External Auditors

The Committee, in its capacity as a committee of the Board of Directors, shall have the authority and responsibility to recommend the appointment and the revocation of the appointment of any registered public accounting firm (including the external auditors) engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services, and to fix their remuneration, subject to the powers conferred on the shareholders by the Bank Act. The Committee shall be responsible for the oversight of the work of each such accounting firm, including resolution of disagreements between management and the accounting firm regarding financial reporting, and each such firm shall report directly to the Committee. The Committee shall:

i)	meet with the external auditors to review and discuss the annual audit plan, the results of the audit, their report with respect to the annual statement and the returns and transactions referred to in subsection 194(3) of the Bank Act, and the report required to be provided to the Committee by the external auditors pursuant to Rule 2-07 of the U.S. Securities and Exchange Commission’s Regulation S-X;

ii)	have the sole authority to approve all audit engagement fees and terms, as well as the provision and the terms of any legally permissible non-audit services to be provided by the external auditors to the Bank, with such approval to be given either specifically or pursuant to preapproval policies and procedures adopted by the committee;

iii)	review with the external auditors any issues that may be brought forward by the external auditors, including any audit problems or difficulties, such as restrictions on their audit activities or access to requested information, and management’s response;

iv)	annually review with the external auditors their qualifications, independence and objectivity, including formal written statements delineating all relationships between the external auditors and the Bank that may impact such independence and objectivity;

v)	discuss with the external auditors and with management of the Bank the annual audited financial statements and quarterly financial statements, including the disclosures contained in the annual and quarterly Management’s Discussion and Analysis;

vi)	review hiring policies concerning partners, employees and former partners and employees of the external auditors;

vii)	review and evaluate the qualifications, performance and independence of the lead partner of the external auditors and discuss the timing and process for implementing the rotation of the lead audit partner, the concurring audit partners and any other active audit engagement team partner;

viii)	at least annually, obtain and review a report by the external auditors describing: the external auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the external auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the external auditors, and any steps taken to deal with any such issues; and

ix)	take into account the opinions of management and the Bank’s internal auditors in assessing the qualifications, performance and independence of the external auditors.
e)	Liquidity, Funding and Capital Management

The Committee:
i)	shall review and approve at least once a year the liquidity and funding management policies and capital management policies recommended by the Bank’s management;

ii)	shall review on a regular basis the liquidity, funding and capital position and liquidity, funding and capital management processes;

iii)	shall obtain on a regular basis reasonable assurance that the Bank’s liquidity and funding management policies and capital management policies are being adhered to;

iv)	as provided in the relevant Standing Resolutions of the Board of Directors, may designate and authorize the issue of First Preferred Shares and the issue of securities qualifying as Tier 2A capital under capital adequacy guidelines issued by the Superintendent of Financial Institutions; and

v)	in connection with the exercise of the power delegated to senior management to authorize and approve issues of subordinated indebtedness of the Bank, shall review and approve the Draft Securities Disclosure Document as provided in the relevant Standing Resolution of the Board of Directors.
f)	Other
i)	The Committee shall discuss major issues regarding accounting principles and financial statement presentations, including significant changes in the Bank’s selection or application of accounting principles, analyses prepared by management or the external auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effect on the financial statements of alternative methods of applying Canadian or U.S. generally accepted accounting principles, of regulatory and accounting initiatives and of off-balance sheet structures;

ii)	The Committee shall establish procedures for the receipt, retention, treatment and resolution of complaints received by the Bank regarding accounting, internal accounting controls or auditing matters, as well as procedures for the confidential and anonymous submission by employees of the Bank of concerns regarding accounting or auditing matters;

iii)	The Committee shall review and discuss any reports concerning material violations submitted to it by Bank attorneys or outside counsel pursuant to the attorney professional responsibility rules of the U.S. Securities and Exchange Commission, the Bank’s attorney reporting policy, or otherwise;

iv)	The Committee shall, as appropriate, obtain at the expense of the Bank advice and assistance from outside legal, accounting or other advisors;

v)	The Committee shall discuss the major financial risk exposures of the Bank and the steps management has taken to monitor and control such exposures; and

vi)	Subject to the laws applicable to the subsidiary, the Committee may perform for and on behalf of a subsidiary the functions of an audit committee of the subsidiary.

APPENDIX D: PRE-APPROVAL POLICIES AND PROCEDURES
Audit committee
OCTOBER 18, 2005
Policies and Procedures
for the Pre-Approval of Services
to be Performed by public accounting firms
Mandate
1.	The mandate of the Audit Committee established by the board of directors confers on the Committee the authority and responsibility (among other things) to pre-approve all audit and any legally permissible non-audit services to be provided by the external auditors and all audit, review and attest services provided by any other public accounting firm, with such approval to be given either specifically or pursuant to pre-approval policies and procedures adopted by the Committee.
Purpose
2.	These Policies and Procedures are intended:
a)	to specify the methods by which the Audit Committee may pre-approve the provision of audit, review and attest services by any public accounting firm to the Bank and its subsidiaries;

b)	to specify the methods by which the Audit Committee may pre-approve the provision of non-audit services to the Bank and its subsidiaries by the Bank’s external auditors and their affiliates (the “auditors”) that do not impair the independence of the auditors;

c)	to set forth procedures designed to ensure that any services to be provided by the auditors and that any audit, review or attestation services to be performed by any other public accounting firm have been properly authorized and pre-approved under the authority of the Audit Committee, and that the Committee is promptly informed of each service; and

d)	to ensure that the Audit Committee’s responsibilities under applicable law are not delegated to management.
Required Approval of Audit and Non-Audit Services
3.	The Audit Committee shall pre-approve all engagements of the auditors by:
a)	the Bank; or

b)	any subsidiary.
4.	The Audit Committee shall pre-approve engagements of any public accounting firm to provide audit, review or attest services to:
a)	the Bank; or

b)	any subsidiary.
5.	The Audit Committee shall evidence its pre-approval by resolution of the Committee or through the exercise of delegated authority in accordance with these Policies and Procedures.
6.	“Subsidiary” has the meaning set forth in Rule 1-02(x) of the U.S. Securities and Exchange Commission’s Regulation S-X. The Bank considers any entity that the Bank is required to consolidate under U.S. GAAP to be a “subsidiary”.

7.	For the purpose of these Policies and Procedures and any pre-approval:
a)	“Audit services” include services that are a necessary part of the audit process and any activity that is a necessary procedure used by the accountant in reaching an opinion on the financial statements as is required under applicable auditing standards (“AAS”), including technical reviews to reach an audit judgment on complex accounting issues;

b)	The term “audit services” is broader than those services strictly required to perform an audit pursuant to AAS and include such services as:
i)	the issuance of comfort letters and consents in connection with offerings of securities;

ii)	the performance of domestic and foreign statutory audits;

iii)	attest services required by statute or regulation; and

iv)	assistance with and review of documents filed with the Office of the Superintendent of Financial Institutions, Canadian securities administrators, the Securities and Exchange Commission, the Board of Governors of the Federal Reserve Board and other regulators having jurisdiction over the activities of the Bank and its subsidiaries, and responding to comments from such regulators;
c)	“Audit-related” services are assurance (e.g., due diligence services) and related services traditionally performed by the principal accountant and that are reasonably related to the performance of the audit or review of financial statements and not categorized under “audit fees” for disclosure purposes.

“Audit-related services” include:
i)	employee benefit plan audits, including audits of employee pension plans,

ii)	due diligence related to mergers and acquisitions,

iii)	consultations and audits in connection with acquisitions, including evaluating the accounting treatment for proposed transactions;

iv)	internal control reviews;

v)	attest services not required by statute or regulation; and

vi)	consultations regarding financial accounting and reporting standards.
Non-financial operational audits are not “audit-related” services;

d)	“Review services” are services applied to unaudited financial statements and consist of the inquiry and analytical procedures that provide the accountant with a reasonable basis for expressing limited assurance that there are no material modifications that should be made to financial statements for them to be in conformity with GAAP or, if applicable, any other comprehensive basis of accounting;

e)	“Attest” services are those engagements where the accountant issues an examination, a review, or an agreed-upon procedures report on a subject matter, or an assertion about the subject matter that is the responsibility of another party. Examples of the subject matter of an “attest” engagement include: examinations (i.e., audits) of financial forecasts and projections; reviews of pro-forma financial information; reporting on a company’s internal control over financial reporting; and examinations of compliance with contractual arrangements or laws and regulations.
Delegation
8.	The Audit Committee may from time to time delegate to one or more of its members who are “independent” (within the meanings of applicable law and the rules or policies of a securities commission having jurisdiction, and the NYSE) the power to pre-approve from time to time:
a)	audit, review or attest services to be provided by any public accounting firm (including the auditors) that have not been otherwise approved by the Committee;

b)	permissible non-audit services to be provided by the auditors that have not otherwise been approved by the Committee, and

c)	changes in the scope of pre-approved engagements and the maximum estimated fees for engagements that have been pre-approved by the Committee.

9.	The member(s) exercising such delegated authority must report at the next regularly scheduled meeting of the Audit Committee any services that were pre-approved under this delegated authority since the date of the last regularly scheduled meeting.
10.	The member(s) exercising delegated authority may evidence his or her approval by signing an instrument in writing that describes the engagement with reasonable specificity, or by signing an engagement letter containing such a description.
11.	In addition, member(s) exercising delegated authority may pre-approve an engagement orally, if any such oral approval is promptly confirmed in writing. Such written confirmation may be given by fax or e-mail and must describe the engagement with reasonable specificity.
Responsibilities of External Auditors
12.	To support the independence process, the external auditors shall:
a)	confirm in engagement letters that performance of the work will not impair independence;

b)	satisfy the Audit Committee that they have in place comprehensive internal policies and processes to ensure adherence, world-wide, to independence requirements, including robust monitoring and communications;

c)	provide regular communication and confirmation to the Committee on independence;

d)	provide for Committee approval, in connection with each annual audit engagement, a detailed scope of services outlining each individual audit to be performed and a detailed description of audit-related services;

e)	utilize the assigned tracking numbers in all fee billings and correspondence and provide detailed, quarterly fee reporting.

f)	maintain certification by the Canadian Public Accountability Board and registration with the U.S. Public Company Accounting Oversight Board; and

g)	review their partner rotation plan and advise the Committee on an annual basis.
Engagements
13.	The Audit Committee will not, as a general rule, pre-approve a service more than one year prior to the time at which it is anticipated that the firm of accountants will be engaged to provide the service.

14.	Engagements will not be considered to be revolving in nature and may not operate from year-to-year.

15.	All audit and non-audit services to be provided by the auditors and all audit, review or attest services to be provided by any public accounting firm shall be provided pursuant to an engagement letter that shall:
a)	be in writing and signed by the auditors or public accounting firm;

b)	specify the particular services to be provided;

c)	specify the period in which the services will be performed;

d)	specify the maximum total fees to be paid; and

e)	in the case of engagements of the auditors, include a confirmation by the auditors that the services are not within a category of services the provision of which would impair their independence under applicable law and Canadian and U.S. generally accepted auditing standards.
16.	Management shall, before signing and delivering an engagement letter on behalf of the Bank or a subsidiary and before authorizing the commencement of an engagement:

a)	obtain an engagement letter in accordance with the foregoing;

b)	confirm that the services are described in the engagement letter accurately and with reasonable specificity;

c)	obtain confirmation from the auditors that they have conducted an analysis that supports their conclusion that performance of the services will not impair their independence;

d)	with respect to engagements for the provision of services other than audit and audit-related services, obtain confirmation from legal counsel for the Bank that performance of the services will not impair independence; and

e)	verify that the performance of the services has been specifically approved by the Audit Committee or a member in accordance with authority delegated by the Committee.
All engagement letters entered into pursuant to these Policies and Procedures shall be made available to the Audit Committee.
Tax Services
17.	The Audit Committee, and any member in the exercise of delegated power, shall consider the provision of tax services by the auditors on an engagement-by-engagement basis.

18.	The Audit Committee shall not pre-approve, and any member of the Audit Committee may not exercise delegated power to engage the auditors to provide, tax services to the Bank or a subsidiary:
a)	to represent the Bank or a subsidiary before a tax or other court; or

b)	if the provision of the services would be prohibited, as prescribed by paragraph 20 of these Policies and Procedures.
Other Non-Audit Services (Including Business Recovery Services)
19.	The Audit Committee, and any member in the exercise of delegated power, shall consider the provision of other non-audit services (non-audit services other than audit-related services and tax services, and including business recovery services) by the auditors on an engagement-by-engagement basis.
Prohibited Services
20.	The Audit Committee shall not pre-approve, and any member may not exercise delegated power to engage the auditors to provide any services, including tax services or business recovery services, that involve the auditors performing any of the non-audit services set forth in paragraph (c)(4) of Rule 2-01 of the U.S. Securities and Exchange Commission’s Regulation S-X, which include:
a.	providing bookkeeping or other services related to the accounting records or financial statements the Bank or any of its subsidiaries,

b.	providing financial information systems design and implementation to the Bank or any of its subsidiaries,

c.	providing actuarial services to the Bank or any of its subsidiaries,

d.	providing internal audit outsourcing services to the Bank or any of its subsidiaries,

e.	providing human resources services to the Bank or any of its subsidiaries,

f.	providing broker-dealer, investment adviser, or investment banking services to the Bank or any of its subsidiaries,

g.	functioning in the role of management for the Bank or any of its subsidiaries,

h.	auditing their own work in relation to the Bank or any of its subsidiaries,

i.	providing appraisal or valuation services or fairness opinions to the Bank or any of its subsidiaries,

j.	serving in an advocacy role for the Bank or any of its subsidiaries,

k.	providing legal services to the Bank or any of its subsidiaries,

l.	providing services that fall within the category of “expert” services that are prohibited by applicable law to the Bank or any of its subsidiaries, or

m.	providing services to the Bank or any of its subsidiaries that would otherwise compromise their independence under applicable regulatory guidance.

For the purposes of the Prohibited Services listed in this Section 20 above, a “subsidiary” includes any entity for which the Bank equity accounts for purposes of U.S. GAAP that is material to the Bank. Therefore, the Audit Committee is not permitted to pre-approve the provision of the prohibited services listed above by the auditors to these entities.
Timely Reporting to the Audit Committee
21.	Management shall provide a quarterly written report to the Audit Committee of each service performed and fees, at the scheduled meeting of the Committee held following the end of each fiscal quarter end.
No Delegation to Management
22.	Nothing in these Policies and Procedures shall be interpreted as a delegation to management of the Audit Committee’s responsibilities under applicable law.
Effective Date
23.	These Policies and Procedures are effective as and from October 18, 2005.
Disclosure
24.	The Bank shall disclose these Policies and Procedures in its periodic filings, as required by applicable law.
Annual Review
25.	The Audit Committee shall review and reassess the adequacy of these Policies and Procedures on an annual basis.